Wellness Center USA, Inc. Completes Acquisition of Stealth Mark Holdings, Inc.

State-of-the-art technology protects against counterfeit products

FOR IMMEDIATE RELEASE

SCHAUMBURG, IL, April 9, 2014 - Wellness Center USA, Inc. (OTCQB:WCUI), a healthcare, medical, and security solutions provider, today announced the closing of its asset acquisition of Stealth Mark Holdings, Inc. (SMI). The assets of SMI were acquired by StealthCo, Inc., a wholly-owned subsidiary of Wellness Center USA, Inc., for 376,000 shares and 90,505 five-year warrants of WCUI common stock.

Stealth Mark® is a global product authentication solutions provider that offers the most advanced product security technologies available today within the security and supply chain management vertical sectors. Stealth Mark® provides customers true brand protection from counterfeiting and diversion while maintaining the integrity of product authentication. With this new acquisition, WCUI will offer a complete, simple to use, easy to implement, and cost effective turnkey system that is extremely difficult to compromise. Stealth Mark's intellectual property portfolio is inclusive of numerous patents issued and pending in software, hardware, and manufacturing.

The need for anti-counterfeit and diversion solutions has never been clearer, as an estimated 5-7% of all goods traded on the global market are counterfeit, resulting in over approximately $900 billion in lost revenues annually. More importantly, in the pharmaceutical and medical device markets, counterfeiting and diversion has led to an estimated loss of $200 billion in revenues. Stealth Mark® has demonstrated its emerging market awareness through encryption and state of the art software products that aim to put an end to counterfeiting and diversion.

"With the acquisition of Stealth Mark® we are continuing to execute on our strategic approach by placing key components and products within our system that further expand our overall foundation and revenue base. Our acquisition of SMI's technologies allows us a conduit with a swift time to market that enhances our efforts with a state of the art security offering within our medical solutions suite of products," stated Don Swanson, Chief Operating Officer of WCUI and CEO of StealthCo, Inc.

Stealth Mark® solutions are based upon encrypted microparticle technology, state-of-the-art printing technologies, and a reader that can be used with iPhone and other smartphones. The reader working in conjunction with the *StealthFire™ Software* authenticates the *Microparticle Mark* and captures the unique ID, GPS validated location, and QR code. This software suite equips users with critical information and the flexibility needed when tracking products in real-time.

"We are very excited to be a part of the WCUI family. By combining WCUI's vision and resources with Stealth Mark's technologies, the future looks very bright for our shareholders and clients, both present and future," commented Mike Ducatelli, CEO of Stealth Mark Holdings Inc.

“The acquisition of Stealth Mark® is another strategic enhancement we are anticipating in our overall plan moving forward. WCUI’s recently announced ‘top-down management’ approach has played an integral role in this progression as Mr. Swanson continues to establish our presence in the medical products market, while Dr. Joshi works in parallel by creating further advancements in the overall medical development of WCUI. Stealth Mark® is another important step in our expansion strategy to increase product deployment, marketing and branding, and channel development," stated Andrew J. Kandalepas, CEO & Chairman of Wellness Center USA, Inc.

About Wellness Center USA, Inc.

Wellness Center USA, Inc. (WCUI) (www.wellnesscenterusa.com) an alternative healthcare, medical device, security solutions, and online nutraceutical sales company, was created to address important healthcare and wellness needs; through break-through solutions, centered on the "well-being of the body and mind". Wellness Center USA, Inc.'s three business units are:

Stealth Mark Holdings, Inc. (SMI) (http://www.stealthmark.com) is a global product authentication solutions provider that offers the most advanced product security technologies available today within the security and supply chain management vertical sectors. SMI provides customers true brand protection from counterfeiting and diversion while maintaining the integrity of product authentication. Stealth Mark® solutions are based upon encrypted microparticle technology, state-of-the-art printing technologies, and a reader that can be used with iPhone and other smartphones. The reader working in conjunction with the *StealthFire™ Software* authenticates the *Microparticle Mark* and captures the unique ID, GPS validated location, and QR code.

National Pain Centers, Inc. (NPC) (www.nationalpaincenters.com) is an Illinois based company that focuses on diagnosis, treatment, research, advocacy, education, and setting standards and protocols within interventional and multi-modal pain management. Pain management is the most common and most unknown medical condition in the United States, and costs Americans over $635 billion a year. NPC manages Interventional Spine and Pain procedures that include Epidural Steroid Injections, Selective Nerve Root Blocks, Facet Joint Medial Branch Injections, Radiofrequency Ablation, Sympathetic Blocks, Spinal Cord Stimulators, Percutaneous Discectomy, and Discograms. NPC is also involved in research and progressive treatment options such as Ketamine Infusions and Stem Cell Therapy. These services and procedures are overseen by its well respected physician, Dr. Jay Joshi. Through proper interventional and non-interventional protocols, ethical practices, and innovative treatment options, patients from all over the U.S. have seen relief from their pain.

Psoria-Shield Inc. (PSI) (www.psoria-shield.com) is a Tampa FL based company specializing in design, manufacturing, and distribution of medical devices to domestic and international markets. PSI employs full-time engineering, production, sales staff, and manufactures within an ISO 13485 certified quality system. PSI's flagship product,

Psoria-Light®, is FDA-cleared and CE marked and delivers targeted UV phototherapy for the treatment of certain skin disorders. Psoria-Shield Inc., was acquired by Wellness Center USA Inc. ("WCUI") in August 2012, and is now a wholly-owned subsidiary.

CNS-Wellness (CNS) (www.cns-wellness.com) is a Tampa FL based cognitive science clinic business, specializing in the treatment of behavioral health disorders in at least three focus areas: a) stress related disorders including anxiety and panic attacks, depression, and obsessive-compulsive spectrum disorders, b) developmental and learning disorders such as autistic spectrum issues and Asperger's syndrome, AD/HD, learning differences and birth trauma-related issues, and c) purely brain-based issues including epilepsy and seizure disorders, traumatic brain injuries, and related acquired brain syndromes. CNS-Wellness LLC, was acquired by Wellness Center USA Inc. ("WCUI") in August 2012, and is now a wholly-owned subsidiary.

AminoFactory (www.aminofactory.com), a division of Wellness Center USA, Inc., is an online supplement store that markets and sells a wide range of high-quality nutritional vitamins and supplements. By utilizing AminoFactory's online catalog, bodybuilders, athletes, and health conscious consumers can choose and purchase the highest quality nutritional products from a wide array of offerings in just a few clicks.

CONTACT:

At Wellness Center USA, Inc.

Tel: (847) 925-1885

www.wellnesscenterusa.com

Investor Relations Contact:

Arthur Douglas & Associates, Inc.

Arthur Batson

Phone: 407-478-1120

www.arthurdouglasinc.com

Source: Wellness Center USA, Inc.